Exhibit 10.1

EnerJex Resources, Inc.

4040 Broadway, Suite 508

San Antonio, Texas 78209

(210) 451-5545

February 10, 2017

By Email

PWCM Investment Company IC LLC

614 Davis Street

Evanston, IL 60201

Re:	Satisfaction of Secured Indebtedness

Confirmation of Terms

Gentlemen:

We are writing to summarize the terms and conditions of the proposed transactions described below (the "Transactions"):

Parties and Transactions

in which EnerJex Resources, Inc., a Nevada corporation (the "Company"), EnerJex Kansas, Inc. (f/k/a Midwest Energy, Inc.), a Nevada corporation (“EnerJex Kansas”), Working Interest, LLC, a Texas limited liability company (“Working Interest”), Black Sable Energy, LLC, a Texas limited liability company (“Black Sable”), Black Raven Energy, Inc., a Nevada corporation (“Black Raven”), and Adena, LLC, a Colorado limited liability company (“Adena” and, together with the Company, EnerJex Kansas, Working Interest, Black Sable, and Black Raven, collectively “Borrower”), and PWCM Investment Company IC LLC, a Delaware limited liability company and the other Buyers listed in the Loan Sale Agreement dated February 10, 2017 (collectively, the "Successor Lender" and, together with Borrower, individually a "Party" and together the "Parties"), in which (i) Borrower will transfer certain of its assets to Successor Lender or the controlled affiliates of Successor Lender, and (ii) Successor Lender will agree to accept those assets in complete satisfaction of the Company's secured indebtedness to the Successor Lender in the current aggregate unpaid principal amount of approximately $17,925,000 plus all accrued and unpaid interest and other charges thereon and thereunder and all other costs and claims (collectively, the "Secured Indebtedness") arising under that certain Amended and Restated Credit Agreement dated October 3, 2011, as amended prior to the date hereof (as so amended, the “Credit Agreement”), by and among Texas Capital Bank, N.A. (“TCB”) and IberiaBank (“IberiaBank” and, together with TCM, “Original Lender”); Borrower; TCB, in its capacity as "Administrative Agent" under the Credit Agreement; and DD Energy, Inc., a Nevada corporation (“DD Energy”), and all promissory notes, mortgages, collateral assignments, guaranties, and other documents and instruments evidencing or securing such Secured Indebtedness, as further described on Appendix 1 hereto (collectively, the "Loan Documents"). All rights of Original Lender under the Credit Agreement and other documents and instruments evidencing and securing the indebtedness of Borrower under the Credit Agreement have been sold and assigned to Successor Lender pursuant to that certain Loan Sale Agreement dated February 10, 2017, by and among Original Lender (as "Seller"), Successor Lender, and Borrower.

BINDING AND ENFORCEABLE AGREEMENTS

Upon execution of counterparts of this Letter Agreement by Successor Lender, the following numbered Sections shall constitute the legally binding and enforceable agreement of Borrower and Successor Lender (in recognition of the significant costs to be borne by Successor Lender and Borrower in pursuing the Transactions and further in consideration of their mutual undertakings as to the matters described herein).

1.           Consideration for Loan Forgiveness. In Transactions that will close concurrently at the "Closing" described in Section 5, below:

1.1         Conveyance of Colorado and Texas Assets.

(a)         Oil and Gas Properties. Borrower shall convey to Successor Lender all right, title, and interest in and to all real property leases and oil and gas producing properties and other assets of Borrower situated in the State of Colorado, the State of Texas and the State of Nebraska including all equipment and tangible personal property owned by Borrower, situated in such States, and used by Borrower in connection with the ownership and operation of Borrower's real property leases and oil and gas producing properties located in such states, which assets (i) for the avoidance of doubt, shall include Borrower's assets in the Adena Field, the NECO Project, Weld County, East Crown, and (ii) also shall include the Oil and Gas Plugging, Lease and other Bonds associated therewith, as described in more detail on Appendix 2 to this Agreement the Operating Bonds (the assets described in this Section 1.1(a) collectively, the "Oil and Gas Properties"). Prior to the Closing, the parties will evaluate whether it may be more efficient to structure the conveyance of such Oil and Gas Properties as a transfer of the ownership interests in the Company subsidiaries (i.e., Black Sable Energy, LLC; Black Raven Energy, Inc.; and Adena, LLC) (the "CO and Texas Operating Subsidiaries") that own record title to those Oil and Gas Properties, excluding therefrom any cash assets of such CO and Texas Operating Subsidiaries.

(b)         Effective Date; Adjusting Payment. The conveyance of such Oil and Gas Properties shall occur as of January 1, 2017 (the “Effective Date”), and at the Closing pursuant to Section 5, below, the Parties shall prorate the income from and direct expenses of such Oil and Gas Properties (or, if applicable, the CO and Texas Operating Subsidiaries) for the period from the Effective Date to the Closing Date (the "Adjusting Period"), and if, with respect to such Adjusting Period, (i) the income from such Oil and Gas Properties exceeded the direct expenses of such Oil and Gas Properties, then at the Closing, Borrower shall pay to Seller an amount equal to the amount of such income, or (ii) the direct expenses of such Oil and Gas Properties exceeded the income from such Oil and Gas Properties, then at the Closing, Seller shall pay to Borrower (or credit against the Cash Payment due under Section 1.3, below) an amount equal to the amount of such income (the payment due between the Parties under this Section 1.1(b), the "Adjusting Payment"). Expenses incurred prior to the Effective Date but paid during the Adjusting Period are to be excluded from the calculation of the Adjusting Payment. If any information with respect to the income from and direct expenses of the Oil and Gas Properties in the Adjusting Period is not available until after the Closing, then as promptly as practicable following the first date as of which such information becomes available, the Parties shall provide to each other a summary thereof and agree upon the Adjusting Payment due with respect thereto (which shall be paid within 30 days after the date on which the Parties agree upon the amount of such Adjusting Payment).

1.2         Oakridge Energy Shares. Borrower shall transfer to Successor Lender all right, title, and interest in and to all shares of Oakridge Energy, Inc. (the "Oakridge Shares" and, together with the Oil and Gas Properties, the "Transferred Assets"), that are owned by Borrower.

1.3         Cash Payment. Borrower shall pay to Successor Lender by wire transfer of immediately available funds the sum of $3,300,000, subject to adjustment pursuant to Section 1.1(b), above (the "Cash Payment").

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2.           Forgiveness of Secured Loan. Successor Lender (a) agrees to accept the conveyances, transfers, and payments described in Section 1, above, in complete satisfaction of all amounts due under the Loan Documents and with respect to the Secured Loan, and (b) agrees that at the Closing pursuant to Section 5, below, and in consideration of Borrower's conveyances, transfers, and payments described in Section 1, above, Successor Lender shall make, execute and deliver such documents and instruments as may be necessary or appropriate for evidencing the release of Borrower and its assets from any further obligation to make any additional payments under the Credit Agreement or any of the other Loan Documents or otherwise with respect to the Secured Loan.

3.           Additional Agreements of Parties.

3.1         Retention of Kansas Assets. For the avoidance of doubt, from and after the Closing, Borrower shall retain its existing oil and gas properties situated in the State of Kansas (and all equipment and tangible personal property then owned by Borrower, situated in such States, and used by Borrower in connection with the ownership and operation of Borrower's real property leases and oil and gas producing properties located in Kansas), and Successor Lender shall not have any claim against or with respect to any such assets.

3.2         Forbearance. The Parties agree that:

(a)         Suspension in Payments. Borrower shall not be obligated to make any payments to Successor Lender under the Loan Documents or with respect to the Secured Loan prior to the Closing; and

(b)         Forbearance. Successor Lender shall not enforce or exercise prior to the Closing any remedies available to Successor Lender under the Loan Documents by reason of any default by Borrower of any of its obligations under the Loan Documents.

3.3         Company Shareholder Approval. The Company covenants and agrees to (a) schedule a meeting of its shareholders to occur on or before March 31, 2017, and (b) at such meeting, to seek approval of its shareholders for the Transactions contemplated by this Letter Agreement.

3.4         ASEN Service Agreement.

(a)         Successor Lender hereby (i) acknowledges that (A) pursuant to a letter agreement dated April 1, 2016 (the "ASEN Service Agreement"), American Standard Energy ("ASEN"), an affiliate of Successor Lender, engaged the Company to provide certain services to ASEN and agreed to compensate the Company for such services at a rate of $60,000 per month, and (B) ASEN is delinquent in paying amounts due to the Company under that ASEN Service Agreement, (ii) agrees that (A) concurrently with the execution of this Letter Agreement, ASEN shall pay to the Company the sum of $120,000 in satisfaction of the monies due to the Company with respect to December 2016 and January 2017, and (B) ASEN shall pay on or before the last day of each calendar month ending on or prior to the Closing the $60,000 monthly fee due to the Company under the ASEN Agreement with respect to such respective previous calendar month, and (iii) guaranties the due, full, and punctual payment of the amounts that ASEN is obligated to pay to the Company under the preceding clause "(ii)" and the ASEN Agreement.

(b)         Subject to ASEN (or Successor Lender) timely paying all amounts due to the Company under clause "(ii)" of Section 3.4(a), above, and to Successor Lender's performance of its obligations under this Letter Agreement, the Company agrees that, at the Closing, the Company shall forgive ASEN's obligation to pay any additional amounts under the ASEN Service Agreement with respect to all periods prior to December 1, 2016. In the event of a termination of this agreement, provided ASEN (or Successor Lender) have performed its obligations under 3.4 (a) and 3.4 (b), the Company shall forgive ASEN's obligation to pay any additional amounts under the ASEN Service Agreement with respect to all periods prior to December 1, 2016.

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3.5         Employment Offers. Effective as of the date of the Closing, Successor Lender may extend (but shall not be obligated to extend) (a) to any of Borrower's employees an offer to commence employment with (or an offer to be engaged as a consultant or advisor to) Successor Lender from and after the Closing, and will assume accrued benefit costs for any such employees that accept that offer, and (b) to each consultant or other person then engaged by Borrower to provide services to Borrower and offer to provide services to Successor Lender or its affiliate.

3.6         Alternative Transactions. Borrower covenants and agrees that if the Company is unable to obtain on or before March 31, 2017, the shareholder approval contemplated by Section 3.3, above, then Borrower shall take such commercially reasonable actions as may be necessary or appropriate for enabling the Parties to effectuate in compliance with applicable law as promptly as reasonably practicable thereafter and as efficiently as reasonably practicable, the Transactions contemplated by this Letter Agreement.

3.7         Reasonable Best Efforts. Borrower covenants and agrees to use reasonable best efforts to assist Successor Lender in correcting any deficiencies in title or security interest related to the assets of Borrower.

3.8         Satisfaction of Conditions. Each Party covenants and agrees to take such commercially reasonable actions as may be reasonably necessary in order to satisfy the conditions to and to facilitate the Closing of the Transactions on or before April 30, 2017.

3.9         Daily Operations. Borrower shall use commercial reasonable efforts to (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement); (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) cause its tangible property relating to the Oil and Gas Properties to be maintained in good repair and condition, cause all necessary replacements thereof to be made, and cause such property to be operated in a good and workmanlike manner in accordance with standard industry practices, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect, provided that, notwithstanding the foregoing or any other provision hereof or of the Loan Documents to the contrary, Borrower shall not be obligated to pay or incur any costs for any capital improvements to the Oil and Gas Properties that are to be transferred to Successor Lender hereunder.

4.           Representations and Warranties of Parties.

4.1         Borrower Representations and Warranties. Borrower represents and warrants to Successor Lender that:

(a)         Authorization; Enforceability. Except for the approval of the Company's shareholders as contemplated by Section 3.3, above, the execution and delivery by Borrower of this Letter Agreement, the performance by Borrower of its respective obligations under this Letter Agreement, and the consummation of the Transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability action, as applicable, and no other proceedings on the part of Borrower, its Board of Directors, shareholders, members, or managers, as applicable, are necessary to approve and adopt this Letter Agreement or to approve the consummation of the transactions contemplated hereby. This Letter Agreement has been duly executed and delivered by Borrower, and, when approved by the Company's shareholders as contemplated by Section 3.3, above, and executed and delivered by the Successor Lender, will be, the legal, valid and binding obligations of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) general principles of equity (whether considered in a proceeding at law or in equity), and (B) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally.

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(b)         Ownership. Borrower is the sole legal and beneficial owner of the Transferred Assets, free and clear of all liens, security interests, claims, and encumbrances (other than (i) the liens securing the Secured Loan, and (ii) with respect to the Adena Oil and Gas Property, an existing after-payout reversionary working interest evidenced in documents of records, and (iii) a lien securing taxes not yet due and payable). Subject to obtaining the approval of the Company's shareholders as contemplated by Section 3.3, above, Borrower has full power and every right and lawful authority, without the consent of any other Person, to make, execute, and deliver this Letter Agreement and perform its obligations hereunder.

(c)         Title. No Person (other than Successor Lender pursuant to this Letter Agreement) has any option or other right to acquire the Transferred Assets. Upon execution and delivery of this Letter Agreement and the performance by Successor Lender of its respective obligations hereunder, Successor Lender shall acquire title to the Transferred Assets, free and clear of all liens, security interests, claims, and encumbrances whatsoever arising by or through Borrower.

(d)         Brokers and Finders. Borrower has not engaged and is not obligated to pay any fees to any broker or finder or other agent in connection with the Transactions contemplated hereunder.

4.2         Successor Lender Representations and Warranties. Successor Lender hereby represents and warrants to Borrower that:

(a)         Authorization; Enforceability. The execution and delivery by Successor Lender of this Letter Agreement, the performance by Successor Lender of its respective obligations under this Letter Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability action, and no other proceedings on the part of Successor Lender, its members or managers are necessary to approve and adopt this Letter Agreement or to approve the consummation of the transactions contemplated hereby. This Letter Agreement has been duly executed and delivered by Successor Lender, and when executed and delivered by Borrower will be, the legal, valid and binding obligations of Successor Lender, enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) general principles of equity (whether considered in a proceeding at law or in equity), and (B) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally.

(b)         Ownership. Successor Lender is the sole legal and beneficial owner of all rights of the lender (including those of all "Banks") under the Credit Agreement and all other Loan Documents, free and clear of all liens, security interests, claims, and encumbrances (other than the liens securing the Secured Loan). Successor Lender has full power and every right and lawful authority, without the consent of any other Person, to make, execute, and deliver this Letter Agreement and perform its obligations hereunder.

(c)         Brokers and Finders. Successor Lender has not engaged and is not obligated to pay any fees to any broker or finder or other agent in connection with the Transactions contemplated hereunder.

5.           Conditions to Closing.

5.1         Conditions to Borrower Obligations. The obligations of Borrower under this Letter Agreement are subject to satisfaction or waiver by Borrower of the following conditions at or prior to the Closing:

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(a)         Each of the representations and warranties of Successor Lender contained in Section 4.2 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing;

(b)         Successor Lender shall have performed and complied with all agreements and obligations contained in this Letter Agreement that are required to be performed or complied with by Successor Lender on or before such Closing;

(c)         The shareholders of the Company shall have approved the Transactions contemplated by this Letter Agreement;

(d)         ASEN (or Successor Lender) shall have paid prior to delinquency all payments due to the Company in accordance with Section 3.4(a), above.

(e)         The Company shall have received from the issuance of debt or equity securities or from another source after the date hereof and prior to the Closing at least $5,000,000 of net offering proceeds.

(f)         No injunction or order must be in effect by any Court or other governmental agency prohibiting the Transactions.

5.2         Conditions to Successor Lender's Obligations.

(a)         Each of the representations and warranties of Borrower contained in Section 4.1 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing;

(b)         Borrower shall have performed and complied with all agreements and obligations contained in this Letter Agreement that are required to be performed or complied with by Borrower on or before such Closing;

(c)         There shall not have occurred any material adverse event with respect to the Oil and Gas Properties.

(d)         No injunction or order must be in effect by any Court or other governmental agency prohibiting the Transactions.

6.           Closing. The closing of the Transactions contemplated by this Letter Agreement (the "Closing") shall occur at the offices of the Company, 4040 Broadway, Suite 508, San Antonio, Texas 78209, at 10:00 a.m., Central time, on or before April 30, 2017. At the Closing:

6.1         Borrower Deliveries. Borrower shall:

(a)         Make, execute and deliver such deeds, bills of sale, and other instruments of transfer as may be necessary to vest in Successor Lender title to the Transferred Assets, free and clear of all liens, claims, and encumbrances (other than the liens under the Loan Documents);

(b)         Deliver to Successor Lender the sum of $3,300,000 (as adjusted for Adjusting Payments) by wire transfer of immediately available funds; and

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(c)         Make, execute and deliver such other commercially reasonable documents and instruments, and take such other commercially reasonable actions, as may be necessary or convenient for effectuating the Transactions in accordance with this Letter Agreement.

6.2         Successor Lender Deliveries. Successor Lender shall:

(a)         Make, execute and deliver in recordable form such reconveyances, releases, and other documents and instruments as may be necessary to release all assets of the Company (other than the Transferred Assets) from the lien securing the Secured Loan;

(b)         Make, execute and deliver an instrument in commercially reasonable form to memorialize the discharge of the Secured Loan in full and the release of Borrower from all further claims under the Loan Documents; and

(c)         Make, execute and deliver such other commercially reasonable documents and instruments, and take such other commercially reasonable actions, as may be necessary or convenient for effectuating the Transactions in accordance with this Letter Agreement.

(d)         Make all remaining payments, if any, that are due to the Company under Section 3.4(a), above, with respect to all periods ending on or prior to the Closing Date.

7.           Indemnification. Successor Lender hereby agrees to indemnify, defend, and hold Borrower free and harmless from any and all claims arising from or related to Successor Lender's operation of the Oil and Gas Properties arising after the Closing Date, including the cost of defense of any such claims, and further indemnifies Borrower from any and all claims arising from or related to the environmental condition of the Oil and Gas Properties, whether arising before or after the Closing Date. Buyer shall assume all obligations and liabilities for the proper plugging of all wells at the Oil and Gas Properties and any other unplugged wells located on the leases for any portion of the Oil and Gas Properties. Successor Lender's obligations under this Section 7 shall survive the Closing of the Transactions pursuant to this Letter Agreement.

8.           Termination of Agreement.

8.1         Termination. This Letter Agreement may be terminated prior to the Closing as follows:

(a)         by written consent of Borrower and Successor Lender;

(b)         by either of the Parties, if any order of any Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction shall have become final and non-appealable;

(c)         by Borrower, if there shall be a breach by Successor Lender of any representation or warranty or any covenant or agreement contained in this Letter Agreement which would result in a failure of a condition set forth in Section 4.1 and which breach cannot be cured or has not been cured within 15 calendar days after the giving of written notice to Successor Lender of such breach;

(d)         by Successor Lender, if there shall be a breach by Seller of any representation or warranty or any covenant or agreement contained in this Letter Agreement which would result in a failure of a condition set forth in Section 4.2 and which breach cannot be cured or has not been cured within 15 calendar days after the giving of written notice to Borrower of such breach;

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(e)         by Borrower, on the one hand, or Successor Lender, on the other hand, if the Closing does not occur by the close of business on April 30, 2017 (the "Termination Date"); provided that, notwithstanding the foregoing, Borrower may not terminate this Letter Agreement pursuant to this Section 8.1(e) if Borrower is, and Successor Lender may not terminate this Letter Agreement pursuant to this Section 8.1(e) if Successor Lender is, in material breach of any of its respective obligations or representations, warranties, covenants or agreements contained in this Letter Agreement. For the avoidance of doubt, a Party not then in breach of its obligations hereunder may terminate this Letter Agreement pursuant to this Section 8.1(e) if any of the conditions to such Party’s obligations shall not have been satisfied by the Termination Date.

The termination of this Letter Agreement shall be effectuated by the delivery by the Party terminating this Letter Agreement to each other Party of a written notice of such termination.

8.2         Survival after Termination. If this Letter Agreement is terminated in accordance with Section 8.1, above, then (a) no Party thereafter shall have any further obligations to consummate the Transactions pursuant to this Letter Agreement and (b) each Party shall retain all claims arising from a breach by such Party of its obligations under this Letter Agreement.

9.           Miscellaneous.

9.1         Notices. All notices, requests, demands or other communications permitted or required under this Letter Agreement shall be effective only if in writing, and shall be deemed to have been given, received and delivered (a) when personally delivered; (b) on the third (3rd) business day after the date on which mailed by certified or registered United States mail, postage prepaid and return receipt requested; or (c) on the same date on which transmitted by facsimile or other similar electronic means generating a receipt evidencing a successful transmission; or (d) on the next business day after the business day on which deposited with a public carrier regulated under United States laws for the fastest commercially available delivery (e.g., overnight), with a return receipt (or equivalent thereof administered by such regulated public carrier) requested, in a sealed envelope addressed to the Party for whom intended at the address set forth on the signature page of this Letter Agreement or such other address, notice of which is given as provided in this Section 9.1.

9.2         Severability. If any provision of this Letter Agreement is for any reason found to be ineffective, unenforceable, or illegal by any court having jurisdiction, such condition shall not affect the validity or enforceability of any of the remaining portions hereof, unless it deprives any Party hereto of any material right or license held by such Party under this Letter Agreement. The Parties shall negotiate in good faith to replace any such ineffective, unenforceable or illegal provisions as soon as is practicable, and the substituted provision shall, as closely as possible, have the same economic effect as the eliminated provision.

9.3         Independent Contractors. Performance by the Parties under this Letter Agreement shall be as independent contractors. This Letter Agreement is not intended and shall not be construed as creating a joint venture or partnership, or as causing either Party to be treated as the agent of the other Party for any purpose or in any sense whatsoever, or to create any fiduciary or any other obligations other than those expressly imposed by this Letter Agreement.

9.4         Binding Effect. This Letter Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

9.5         Force Majeure. Neither Party shall be liable for any default or delay in performance of any of its obligations under this Letter Agreement if such default or delay is caused, directly or indirectly, by fire, flood, earthquake or other acts of God; labor disputes, strikes or lockouts; wars, rebellions or revolutions; riots or civil disorder; accidents or unavoidable casualties; interruptions in transportation or communications facilities or delays in transit or communication; supply shortages or the failure of any Person to perform any commitment to such Party related to this Letter Agreement; or any other cause (whether similar or dissimilar to those expressly enumerated in this Section 9.5) beyond such Party's reasonable control.

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9.6         Entire Agreement; Amendments. This Letter Agreement, and the exhibits hereto (a) set forth the entire understanding of the Parties concerning the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relating to the subject matter hereof, whether oral or written, and (b) may not be modified or amended, except by a written instrument executed after the effective date of this Letter Agreement by the Party sought to be charged by the amendment or modification.

9.7         Governing Law; Jurisdiction; Venue. This Letter Agreement shall be governed by and construed in accordance with applicable provisions of the laws of the State of Texas (without regard to application of its conflict-of-law principles), and each Party hereby consents to the jurisdiction of the courts of the State of Texas for purposes of all actions commenced to construe or enforce this Letter Agreement. This Letter Agreement has been negotiated, executed, and delivered in Bexar County, Texas, and shall be performed in such County, and the exclusive venue for all actions arising under with this Letter Agreement shall be the District Court in and for Bexar, Texas.

9.8         Attorneys' Fees. If any action or proceeding is commenced to construe this Letter Agreement or enforce the rights and duties set forth herein, then the Party prevailing in that action shall be entitled to recover its costs and fees in that action, as well as the costs and fees of enforcing any judgment entered therein.

9.9         Waiver. No waiver of any term, provision or condition of this Letter Agreement, the breach or default thereof, by conduct or otherwise, in one or more instances shall be deemed to be either a continuing waiver or a waiver of a subsequent breach or default of any such term, provision or condition of this Letter Agreement. The failure of any Party hereto to enforce at any time any provision of this Letter Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Letter Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Letter Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.10       Construction. This Letter Agreement is the result of negotiations between the Parties and neither of the Parties entering into this Letter Agreement has acted under any duress or compulsion, whether legal, economic or otherwise. The Parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared this Letter Agreement or any earlier draft of the same. In this Letter Agreement, the word "Person" includes any individual, company, trust or other legal entity of any kind, and the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to." Unless the context of this Letter Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural. Unless otherwise expressly indicated herein, the words "hereof," "hereunder," and similar terms in this Letter Agreement refer to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement. All references to "Section" herein shall refer to the sections and paragraphs of this Letter Agreement unless specifically stated otherwise. The section and other headings, if any, contained in this Letter Agreement are inserted for convenience of reference only, and they neither form a part of this Letter Agreement nor are they to be used in the construction or interpretation of this Letter Agreement.

9.11       Counterparts; Electronic Signatures. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. This Letter Agreement may be executed by signatures delivered by facsimile or email, and a copy hereof that is executed and delivered by a Party by facsimile or email will be binding upon that Party to the same extent as a copy hereof containing that Party's original signature.

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Acceptance of Terms

If the provisions of this Letter Agreement are acceptable, then please sign and date this Letter Agreement in the spaces provided below and return a copy to me by facsimile or email. If we do not receive from you prior 11:59 p.m., Central Time, on February 10, 2017, a copy of this Letter Agreement that you have executed to indicate your acceptance, then the offer memorialized above will expire at that time.

[Signatures appear on following page.]

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We look forward to hearing from you.

Sincerely,

EnerJex Resources, Inc., a Nevada corporation	EnerJex Kansas, Inc. (f/k/a Midwest Energy, Inc.), a Nevada corporation

By	By
Name:		Name:
Title:		Title:

Working Interest, LLC, a Texas limited liability company	Black Sable Energy, LLC, a Texas limited liability company

By	By
Name:		Name:
Title:		Title:

Black Raven Energy, Inc., a Nevada corporation	Adena, LLC, a Colorado limited liability company

By	By
Name:		Name:
Title:		Title:

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Acceptance

The undersigned agrees to and accepts the foregoing terms and conditions of this Letter Agreement, and agrees to be legally bound by the provisions of the lettered paragraphs under the heading "Binding and Enforceable Provisions," above.

PWCM Investment Company IC LLC, a Delaware limited liability company

By
Date		Name:
Title:

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Appendix 1

to

Letter Agreement

List of Loan Documents

1.	Amended and Restated Credit Agreement among Texas Capital Bank, N.A., as Administrative Agent (“TCB”), the other financial institutions and banks Party thereto from time to time, EnerJex Resources, Inc. (“EnerJex”), EnerJex Kansas, Inc. (“EnerJex Kansas”), DD Energy, Inc. (“DD Energy”), Working Interest, LLC (“Working Interest”, and Black Sable Energy, LLC (“Black Sable,” together with EnerJex, EnerJex Kansas, DD Energy and Working Interest, “Borrowers”).

2.	Amended and Restated Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues from Working Interest to and in favor of TCB (“Amended and Restated Mortgage”) with Mortgage Tax Affidavit.

3.	Second Amended and Restated Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues from EnerJex Kansas and DD Energy to and in favor of TCB (“Second Amended and Restated Mortgage”) with Mortgage Tax Affidavit.

4.	Master Amendment to, and Ratification of, Collateral Documents dated August 13, 2014 (recorded in Anderson, Douglas, Franklin, Greenwood, Johnson, Linn, Miami and Woodson Counties, KS).

5.	First Amendment to Amended and Restated Credit Agreement dated December 4, 2011.

6.	First Amendment to Second Amended and Restated Mortgage; Ratification of Liens; and Release of Liens dated December 4, 2011 among EnerJex Kansas, DD Energy, Rantoul Partners (“Rantoul”) and TCB (“First Amendment”) with Mortgage Tax Affidavit.

7.	Second Amendment to Amended and Restated Credit Agreement dated August 31, 2012.

8.	Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated August 31, 2012 from Working Interest, LLC to TCB (with Mortgage Registration Tax Affidavit).

9.	Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated August 31, 2012 from Black Sable Energy, LLC to TCB.

10.	Third Amendment to Amended and Restated Credit Agreement dated November 2, 2012.

11.	Fourth Amendment to Amended and Restated Credit Agreement dated January 24, 2014, but effective December 31, 2012.

12.	First Amendment to Amended and Restated Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues by Working Interest, as Mortgagor, and TCB, as Mortgagee (“First Amendment to WI A&R Mortgage”).

13.	Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues from Working Interest to TCB (“WI Mortgage”), with Mortgage Registration Tax Certificate.

Appendix 1, Page 1

14.	Fifth Amendment to Amended and Restated Credit Agreement dated September 30, 2013.

15.	Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated September 30, 2013 from Adena to Chris D. Cowan, trustee, for the benefit of Agent (in such capacity, the “Collateral Agent”)

•	Morgan County, CO

•	Phillips County, CO

•	Sedgwick County, CO

16.	Sixth Amendment to Amended and Restated Credit Agreement dated November 19, 2013.

17.	Third Amended and Restated Note dated November 19, 2013 by Borrowers and made payable to Texas Capital Bank, N.A. in the original principal amount of $65,789,473.68.

18.	Note dated November 19, 2013 by Borrowers and made payable to IBERIABANK in the original principal amount of $34,210,526.32.

19.	Seventh Amendment to Amended and Restated Credit Agreement dated June 16, 2014.

20.	Eighth Amendment to Amended and Restated Credit Agreement dated as of August 13, 2014.

21.	Master Amendment to, and Ratification of, Collateral Documents dated as of August 13, 2014 (recorded in Anderson, Douglas, Franklin, Greenwood, Johnson, Linn, Miami, and Woodson Counties, Kansas).

22.	Ninth Amendment to Amended and Restated Credit Agreement dated as of April 29, 2015.

23.	Tenth Amendment to Amended and Restated Credit Agreement dated effective as of August 12, 2015.

24.	First Amendment to Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated effective October 2, 2015 among Working Interest and Agent (recorded in Woodson County, KS).

•	Mortgage Registration Tax Affidavit dated October 16, 2015 executed by Working Interest.

25.	Second Amendment to Second Amended and Restated Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated effective October 2, 2015 among EnerJex Kansas and Agent (recorded in Woodson County, KS).

26.	First Amendment to Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated effective October 2, 2015 among Black Sable and Agent (recorded in Atascosa County, TX).

27.	Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated effective October 2, 2015 from Black Sable to Agent (recorded in Frio County, TX).

Appendix 1, Page 2

28.	Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated effective October 2, 2015 from Black Raven to Agent (recorded in Weld County, CO).

29.	Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated effective October 2, 2015 from Black Raven to Agent (recorded in Phillips and Sedgwick Counties, CO).

30.	Eleventh Amendment to Amended and Restated Credit Agreement dated effective as of November 13, 2015.

Appendix 1, Page 3

Appendix 1

to

Letter Agreement

Description of Colorado Bonds

[To Follow.]

Appendix 1, Page 1